Exhibit 10.19

Agreement

STEINWAY & SONS

WITH

LOCAL 81102, F.W.

I.U.E.-C.W.A, A.F.L., C.I.O.

JANUARY 1, 2013

AGREEMENT made as of January 1, 2013 between Steinway, Inc. d.b.a. Steinway & Sons, (the “Company”) and Local 81102, F.W.,I.U.E.-C.W.A. AFL-CIO, (the “Union”.)

WITNESSETH:

WHEREAS, it is the intent and desire of both the Company and the Union to cooperate with each other in the administration of the provisions of this Agreement in order to achieve more stable and desirable conditions of employment for the employees covered hereby and more harmonious and profitable operations for the Company;

NOW, THEREFORE, in consideration of these premises, the parties hereto do hereby covenant, promise and agree as follows:

ARTICLE 1.

EMPLOYEES COVERED BY THIS

AGREEMENT

The term “Employees” whenever used herein shall apply to all present and future employees of the Company employed in New York City, except the following who are expressly excluded:  executives, supervisory employees (including all foremen, and assistant foremen), clerical, administrative and Retail Sales Department personnel.  This Agreement covers all Employees.

ARTICLE 2.

UNION SECURITY

A.            Present Employees who are members of the Union shall remain members in good standing for the duration of this Agreement as a condition of employment.

B.            Present Employees who are not members of the Union and new Employees shall become members of the Union thirty (30) days after the date of hiring, and remain members in good standing for the duration of this Agreement as a condition of employment.

C.            Subject to any applicable State or Federal law, the Company agrees that upon the written request of the Union, it will not continue in its employ any Employee who is not a member of the Union in good standing.

D.            An Employee shall be deemed in good standing hereunder as long as such Employee pays his or her initiation fee and monthly Union dues as they come due.

E.             The Company shall have the right to obtain new Employees from any possible source whatsoever. However, the Company shall notify the Union of any vacancy or vacancies and give the Union an opportunity to send its members to become applicants for such vacancies.  The Company agrees that it will not discriminate against any applicant sent by the Union.

F.              The Union agrees to accept all new Employees as members without limitations, provided such Employees remain in good standing.

ARTICLE 3.

CHECK-OFF

The Company agrees to deduct the current monthly dues of each Employee who is a member of the Union in the first payroll of each month and to remit monies so deducted to the Union within two (2) weeks of such deduction, provided however, that the Company has received from each such Employee a written assignment of such funds to the Union.  No dues or other monies shall be collected by the Union on the premises of the Company.

ARTICLE 4.

STRIKES AND LOCKOUTS

A.            The Union, its officers, agents, members and any organization to which the Union may be affiliated, shall not be liable for damages to the Company for Unauthorized Stoppages (as hereafter defined) by any Employees, but any Employee committing any unlawful act, other than a breach of contract by Unauthorized Stoppage, shall be liable to the Company for any damages it thereby suffers.  In the event of any Unauthorized Stoppage, the Executive Board of the Union shall forthwith disaffirm such actions in a writing mailed to the Company.  The word “Stoppage” whenever used herein shall include any stoppage, strike, quit, walkout, picketing, slowdown or any concerted activity in violation of this Agreement.

B.            The Union shall not authorize or engage in, nor shall Employees engage in, any Stoppage, and the Company shall not lock out said Employees.

C.            In the event of any Stoppage, the Company shall, subject to the limitations of paragraph A above, have and reserve the right to prosecute and take any suit, action or proceeding and assert any and all claims or remedies, legal, equitable or otherwise, including but not limited to damage suits, injunctions, discharges, loss of seniority and other rights, and other disciplinary action, that may be afforded to it.  In the event that the Union complies with this Agreement, no such suit, action or proceeding shall be maintained against the Union.

D.            During any period in which any Employees are engaged in any Stoppage, the Company will not be required to bargain with the Union with respect to such Employees.

E.             In the event of any Stoppage or in the event of any threat thereof, the Union will in its discretion, or upon written request by the Company mail to the Employees involved in such action a notification that such action is Unauthorized and a direction that such Employees either promptly return to or remain at their respective jobs and that they cease any action which may adversely affect production.  A copy of such notification shall be mailed to the Company when notification is mailed to the Employees.  Upon written notice to the Union by the Company, if the Union’s notification has not brought about a termination of such action, the Union will take such further steps as the Union, in its discretion, deems reasonable and appropriate to bring about compliance with such notice.

ARTICLE 5.

SAFETY AND HEALTH

The Company agrees to abide by all Federal, State and Municipal rules and regulations for the safety and health of its Employees.

ARTICLE 6.

SHOP RULE CHANGE

The Company may change its present factory Rules and Regulations (a copy of which is annexed hereto as Appendix I) from time to time.  Except in cases of emergency, the Company shall provide forty-eight (48) hours notice to the Union, and shall consult with the Union before implementing any such changes.

ARTICLE 7.

TRIAL PERIOD

“Trial Periods” shall be (i) one month for porters, (ii) six months in the Coating, and the Rim & Veneer Departments, (iii) twelve months in the Top-Making, Case-Making, Action Regulating, Upright Finishing, Damper-Making, Action-Tone Regulating, Belly-men, Fly Finishing, Tuning, and Action Departments and (iv) three months in and for all other departments.

ARTICLE 8.

DISCHARGE OF EMPLOYEES

A.            During a Trial Period, the Company shall have the absolute right to discharge any new Employee, or re-transfer any old Employee, with or without cause, after notifying the shop steward or, in his absence, the Union president.

B.            After the Trial Period, the Company shall, upon adequate prior notice to the Union, have the right to discharge any Employee only for cause, which shall include being under the influence of or in the possession of any open container of alcoholic beverage or the influence of or illegally in possession of drugs while within Company facilities, dishonesty, insubordination, repeated refusal to obey orders, smoking in the plants or failure otherwise to comply with Company Rules and Regulations, as amended from time to time.  The Company shall have the right to discharge any Employee for incompetence and any Employee for uneconomic productivity.

C.            All Employees discharged shall be given final pay in the next applicable pay period.

ARTICLE 9.

INJURED AND UNFIT EMPLOYEES

The Company, after consultation with the Union, will endeavor wherever possible, to provide other employment for Employees injured during the course of their employment and for Employees who otherwise become unable to perform the work theretofore performed by them.

Any Employee, not otherwise compensated therefore by insurance, shall, if injured on the Company premises in the course of his work and in the sole, conclusive opinion of the Company’s management, be unable to continue for the balance of the day, be entitled to pay for the balance of that day.

ARTICLE 10.

HOURS OF WORK

A.            The regular hours, workday and workweek shall be set from time to time the same as heretofore.  Except as provided in sections B through C below, time and one-half shall be paid for all hours worked (i) on Saturdays, (ii) in excess of eight (8) in any one (1) day, (iii) forty (40) in any one (1) workweek, or (iv) on the holidays listed in Article 19.  Double, but in no event triple, time shall be paid for all hours worked on Sundays.

B.            In the case of Maintenance Department employees, the workweek may be staggered to include Saturday, Sunday and holidays, without additional premiums as such, except that they shall be paid time and one-half for all hours worked on a sixth (6th workday and double time for all hours worked on a seventh (7th) workday, in any one (1) forty (40) hour workweek.

C.            (i)    Outside Retail Service Employees (i.e. employees whose job responsibility may include performing service at a customer location) will work an eight hour day and not be limited to a specific number of jobs per day.  Overtime will begin after eight hours in any one day or forty hours in any one week.

(ii)   Start times for the work day will be established to meet customer requirements and may vary from employee to employee.  The Company will endeavor to not change an individual Service Employee’s starting time and will give the Retail Service Employee sufficient notice of any such change.  The Company believes it will be possible to schedule start times on a voluntary basis.  However if Company needs are not being met on a voluntary basis, the Company reserves the right to hold further discussions on this matter with the Union in an effort to reach agreement on a mutually acceptable schedule.

(iii)  Retail Service Employees will be required to obtain their schedule prior to the beginning of each day and call in at the end of each job.

(iv)  When a Retail Service Employee is beginning the workday off the Company’s premises, the workday will begin at the time of arrival at the first call.  The workday will end at the completion of the last call.

(v)   The Company will pay travel expenses at designated rates for Retail Service Employees required to travel to and from Steinway Hall on Company business.  It will also pay travel expenses for the outbound trip to any off-premises jobs, and travel between off-premises jobs and for the trip from the last job back to the Retail Service Employee’s residence.  The Company will pay all tolls incurred while traveling on Company business, including any tolls incurred while returning home from the last call.

(vi)  Service Employees who must travel more than fifty (50) miles from their home to their first job or from their last job to their home will be compensated at their regular hourly rate, plus overtime if applicable.  Hours worked will be calculated on the basis of fifty (50) miles traveled equals one hour worked.  If an Employee hired after the date of this Agreement moves his or her residence after being hired and such relocation results in additional travel, then the application of this subsection (vi) shall be in the discretion of the Company.

ARTICLE 11.

WAGE RATES

A.            Wages.     All employees shall receive the following across-the-board wage increases:

Effective January 1, 2013	2.5% of base rate per hour *

Effective January 1, 2014	2.25% of base rate per hour

Effective January 1, 2015	2.0% of base rate per hour

*  The wage increase has been paid retroactive to January 1, 2013 on all hours worked from January 1, 2013 through period ending February 24, 2013, paid on February 28, 2013.

The average shall be conformed in all aspects to reflect the changes in wages.

B.            Rate of Pay.  The official list of hourly rates for each operation and skill classification is maintained in the office Payroll Department, a copy of which is furnished to the Union.  Each foreman has in his possession an up-to-date list of operations and skill classifications in his department, which may be inspected any time during regular business hours by any employee in the department.

Hiring rates for all Employees may be higher, depending on experience and as the Company may deem proper.

New Employees shall, after a thirty (30) day initiation period, be granted either an increase of $.25 per hour or such cents as is necessary to bring him up to the maximum of his classification rate, whichever is the lesser in amount.  Each new day work Employee will be granted an additional $.25 per hour increase after eight (8) weeks of employment and every eight weeks thereafter until such Employee reaches the maximum of his classification rate.  With respect to the last two sentences of this paragraph, an Employee must have worked each day of the initiation period or subsequent eight weeks period(s).  If the Employee is absent from work for any reason other than a scheduled holiday as provided in Article 21, initiation period of subsequent eight week period(s) will be extended accordingly.  The Company may establish, after consultation with the Union, a new list of operations and skill classifications.  Each hourly rated job will be evaluated and placed in one of the new classifications.  No present Employee’s hourly rate will, as a result, be less than his rate, for the same operation, payable at the time his operation is assigned a new skill classification.

C.            Commissions.  The Company will pay to any Employee a five percent (5%) commission on the invoiced amount of any sale of service work brought to it initially by that Employee.  In order to qualify for the commission, the Employee must either personally write the sale or provide the name of the customer and service to the Retail Sales Manager.  Routine work (see below) which is performed on a call booked by the Company will not be commissionable, but major repair jobs and service contracts will be.  This provision does not apply to new or used piano sales.

(i)                  Commissions will be paid out only on invoiced and paid service/sales.

(ii)               “Routine work” means work booked by the Company and assigned to the technician, as well as minor adjustments and repairs performed in the first two hours of routine service call, e.g., easing of keys, adjusting pedals, pitch raise, replacing strings, evening out voicing, etc.

(iii)            “Major repair” means any job which requires more than two hours (including tuning) in the customers’ home; any job which has to be brought into the shop; any service, part, or service contract on the price list valued at more than $150 which was not part of a service order written by the Company.

(iv)           The current service price list will be issued to all Retail Service Employees.  This service list will state prices for various services and the applicable employee commission for the sale of those services.  Where n.a. appears, no commission will be paid for sale of such services.  New or additional services added to this price list for sale by service Employees, will be commissionable at five (5%) percent.

ARTICLE 12.

NEW OPERATIONS AND METHOD CHANGES

The Company may institute new operations and methods, and determine the skill classification thereof, and work thereon shall commence when and continue as long as the Company directs.  Rates shall be determined by the Company by comparison of time and skill with existing operations and methods and the related hourly rate and applicable outside information.

If within thirty (30) days of regular work commencing on such operation or method both parties fail to present a written grievance regarding such rate, it shall be conclusively deemed properly established.  If a grievance is filed within such period, the Employees shall continue to work at such rate until such grievance has been finally determined, at which time, if the rate is increased, each Employee shall be paid the amount of such increase for each hour worked by him at the lesser rate.  If the rate is decreased, the Employee shall, after the date of final determination be paid at such new rate but no Employee shall be obliged to refund any overpayment made.  When a job previously performed by hand is mechanized, the same shall be deemed a new method and subject to the foregoing provisions.

ARTICLE 13.

PROMOTIONS AND TRANSFERS

The Company agrees that with respect to vacancies in all classifications covered by this Agreement that it will internally post such vacancies and consider internal applicants who express an interest and have the required skill and ability to perform the work prior to the consideration of outside applicants.  It is understood that the determination with respect to filling all positions is exclusive to the Company and shall be based upon the Company’s determination of skill, ability, work performance and quality of the employee or applicant.  The Company agrees to give preference to senior departmental employees followed by plant wide seniority employees applying for a vacancy, provided that in its opinion the overall qualifications of the applicant are approximately equal.  In all events, the final determination as to promotion or filling vacancies is within the sole discretion of the Company.

A.            Notice.  All transfers shall be upon notice to the Union, at which time it shall be determined whether the transfer is permanent or temporary.

B.            Temporary.

(i)             Seniority rights shall not be affected by temporary transfers.  If any Employee so transferred would by reason of Article 16 be required to be laid off, he shall instead be transferred back to his old department and resume his seniority status there.

(ii)          Where an Employee is, for the Company’s convenience, temporarily transferred from his regular operations to lower rate operations, he shall be paid for such temporary operation at an hourly rate equivalent to his average hourly earnings.  If he is so transferred to a higher rate operation, he shall receive the higher rate for such operation.

(iii)       Temporary transfers accepted in lieu of layoff are for the convenience of the Employee who shall in such case be paid the existing wage rate for such operation.

C.            Permanent.

(i)             New Seniority shall be acquired by permanent transfers, effective from the date of transfer.

(ii)          No one shall, without the Union’s consent, be permanently transferred to lower rate operations unless there is, at the time, insufficient work for full employment of all Employees in the higher rate operation.

(iii)       Any Employee permanently transferred to a higher rate operation shall, after his Trial Period, receive such higher rate, provided he is in all respects qualified to perform the work.

(iv)      Any Employee permanently transferred and laid off within a two (2) year period of such transfer for at least thirty (30) consecutive days shall retain seniority rights in the position held immediately prior to such transfer.

D.            Foreman.  Any Employee who is made a foreman shall retain his seniority status in all respects for one (1) year as long as he continues Union membership with payment of dues and assessments, and if re-transferred to his former position shall resume his seniority status as if his status had been uninterrupted.  After one (1) year, or upon termination of Union membership, whichever is earlier, such foreman shall, in the event of re-transfer, thereafter be entitled only to the seniority achieved after his transfer into the operation to which he returned.

E.    The Company shall post all job openings other than for entry level positions for three (3) business days.

ARTICLE 14.

LEADPERSON AND INSTRUCTORS

The Union and Company will agree as to each operation upon the instruction time and production rate to be allocated for each Trial Period.  No Employee may refuse to instruct another Employee in his work without a good reason.

The Company may determine a need for and designate a “leadperson” in those areas where assistance to the Foreman may be required distributing materials or work assignments, recording of completed work, set-up or work preparation, in process review or inspection, or other administrative duties which aid production.

The leadperson may function as the temporary departmental supervisor in the Foreman’s absence.

The designated lead person will receive as compensation $1.00 per hour above his posted hourly rate.

Leadperson designation does not alter that employee’s status as an employee covered by this agreement or seniority in any way, and may be transferred or ended based on the Company’s determination of need or employee’s performance.

Leadperson responsibilities do not include authority to discipline employees.

ARTICLE 15.

WORK RECORDS

Each Employee shall record work performed, indicating quantity and description of, and hours spent on, each unit of production.  No records shall be accepted unless approved by the foreman.

ARTICLE 16.

SENIORITY

“Regular Employees” — Those employees continuously in the Company’s employ for two (2) years or more.   All other Employees are considered “Temporary Employees” for purposes of layoff and recall.

“Department” — A subdivision of the production facility identified for both accounting and operating purposes by a unique number, comprised of one or more categories of manufacturing processes.  (e.g. the Mill or Action department.)  Departments may be combined or divided from time to time.

“Category” — A group of similar operations within the production cycle linked together by both the type of operation performed and the flow of production.  (e.g. polishing or machine operator.) Categories may cross departmental lines.

“Operation” — The specific task performed by an individual employee in the course of manufacturing.  This is the lowest level of the manufacturing process relevant for purposes of this Agreement.  (e.g. saw  operator, drill operator.)

“Layoffs” — There are two types of layoffs that may occur during the term of this Agreement.

A.  Plant wide shutdowns — In addition to regularly scheduled shutdown periods (e.g. summer/vacation shutdown) the Company may schedule additional shutdown periods in order to maintain appropriate inventory levels.  The Company will consult with the union prior to scheduling such additional plant wide shutdowns.  It is understood that certain departments (or portions thereof) may continue working during such shutdown periods.  Plant wide shutdowns do not result in the elimination of any positions and, therefore, seniority is not a factor.

B.  A reduction in force (“RIF”) — If either (i) sales demand declines to a point that management deems it appropriate to reduce the daily production rates, or (ii) operations are eliminated or combined making certain positions unnecessary, then an indefinite layoff of employees shall be effected.  Layoffs implemented pursuant to a RIF will be carried out in accordance with the following criteria:

•                  Temporary Employees shall be laid off prior to Regular Employees.

•                  Unless there is a consolidation or combination of previously separate operations, an RIF layoff will be based on the seniority of the employees in the respective operation or category.

•                  When two or more operations are being combined, the RIF will be effected based on the seniority and skill set of the affected employees as applied to the newly combined operation.

•                  Layoffs conducted in connection with the elimination of operations shall be based on seniority at the category level and skill set of the employees involved.

•                  An employee performing a given operation in one department may transfer to another department which contains the same or substantially identical operation and shall maintain his/her seniority from the prior department.

•                  An employee laid off from one operation may transfer to another operation or category for which he/she has the demonstrated skill set (e.g. previously performed the operation) provided that (i) such transfer can only occur if the transferred employee has greater overall seniority than the existing incumbents in such department/category and (ii) any layoffs in the transferred department necessitated by the transfer can be completed without adversely impacting the Company’s ability to manufacture.

•                  It is agreed and understood that any layoff decision based on seniority is subject to the employee’s ability to effectively and efficiently perform the operation in question.

Recalls shall be based on the same criteria used to determine layoffs as set forth above. Accordingly, the Company may recall out of turn any Employee where he, and no one preceding him on the list, can satisfactorily perform the work to be done.  In the event of dispute, the Company’s recall choice shall control, until final determination of the dispute.  If the Union’s choice is sustained, he shall receive the difference in the pay he would have earned and the pay actually earned from the time he became entitled to recall to the date he is recalled.  Employees recalled out of turn shall be passed over on their next regular turn in order that wherever practicable there will be equal division of work.

In any event, the President, Secretary Treasurer and Shop Steward shall, during their respective terms of office have plant-wide seniority on layoffs and recalls, provided such officials can satisfactorily perform the operation affected.  The Union shall immediately upon election of the above officials advise the Company thereof.

Union delegates shall, during their respective terms of office, have department-wide seniority on layoffs and recalls provided they can satisfactorily perform the affected operation. They shall not be subject to prior seniority of the other Union officials. The Union shall provide the Company a list of officers and delegates along with their election dates and terms of service.  This article shall not apply to any Employee while on leave of absence.

ARTICLE 17.

ADJUSTMENT OF GRIEVANCES AND DISPUTES

All disputes shall be settled in the following order between:

(a)         the aggrieved Employee, department delegate and either foreman or department head.

(b)         the shop steward and either the area  plant  or service manager

(c)          the President or designated Representative and either the plant manager or management representative

(d)         The respective executives of the parties.  In case of any dispute, work shall continue to be performed in accordance with the Company position until such dispute has been fully determined.

It is agreed that grievances will be expeditiously processed by both parties, and that the parties will use their best efforts to consider disputes within the following time periods:

At Step (a)	1 working day
At Step (b)	5 working days
At Step (c) & (d)	10 working days

If a dispute cannot be settled after either (c) or (d) above, the dispute shall, at the written request of either party, be submitted to arbitration within four (4) business days and determined pursuant to the New York Arbitration Law in accordance with the American Arbitration Association rules in effect, by an arbitrator chosen from a panel of persons to be provided by said Association. Alternate dispute resolution may be utilized if agreed upon by both parties.

If either party, after due demand and notice, refuses to arbitrate or fails to appear, the other party may nevertheless proceed to arbitration as above provided.

Any findings, decisions and awards, including reinstatement, shall be binding and conclusive upon the parties and judgment thereon may be entered in any court of the forum having jurisdiction.  The expense of the arbitrators’ fees and related costs shall be jointly borne by the parties.

No award shall be retroactive prior to the date of the formal Presentation in writing of any grievance by the Union.

All Union grievances to the date of the execution of this Agreement are deemed to have been settled and determined.

All Union grievances or disputes shall be deemed conclusively settled, determined and rejected unless submitted to arbitration within thirty (30) days from the date they first reached state (c) and (d) above.

In case of disputes, a walkout constitutes a breach of contract by the Employees.  Work shall continue to be performed in accordance with the Company’s decision until such dispute has been fully determined pursuant to this grievance procedure.

The grievant may be present at any step of the grievance procedure, at the Union’s option, provided that such attendance will not unreasonably interfere with plant operations.

ARTICLE 18.

VETERANS

Any Employee who leaves the Company for United States military service shall, upon his request within three (3) months from the date of his discharge, be reinstated, without loss of seniority in his former position, provided that he is (i) available for work within six (6) months after discharge and (ii) in the Company’s opinion after consultation with the Union, still competent to perform his prior job satisfactorily.  In so rehiring him, the Company may discharge any of his successors.  If he is mentally or physically unable to perform his prior work, or if the operation has been discontinued, the Company will endeavor, wherever possible, after consultation with the Union, to provide him with some other suitable work for which purpose the Company may discharge any Employee hired during his absence.

Nothing herein limits the rights of veterans as provided under any law, regulation, order, award, judgment or decree of the United States Government, or of the state of New York, or of any of their respective subdivisions, agencies, departments, boards, courts, or tribunals, and compliance therewith by the Company shall not be deemed a breach of this Agreement.  To the extent that any provision hereof shall be inconsistent with same, such provision shall be deemed modified so as to conform with same.  The Company shall notify the Union of any action, proceeding or hearing commenced by any veteran affecting the provisions of this Article.  The Union agrees that it shall not require the Company to deny to any such Employee any right properly asserted by him.

Veterans shall, on request, be granted a leave of absence not exceeding one (1) year to attend industrial training schools sponsored by the Government.

ARTICLE 19.

HOLIDAYS

New Year’s Day, Lincoln’s Birthday, Presidents Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving and the day after Thanksgiving and Christmas are the only legal holidays hereunder and will be celebrated in accordance with the New York Uniform Holiday Act.  Except in the event of emergency, no Employees, other than outside tuners and maintenance department employees, shall be required to work on Sundays or said legal holidays.

a.             The list of recognized holidays shall not be changed.  Nonetheless, in 2013, Lincoln’s Birthday shall not be recognized, but the Day after Independence Day shall be recognized instead.  And, in 2014 and 2015, Lincoln’s Birthday shall not be recognized but Good Friday shall be recognized instead.

b.             Accordingly, the holiday schedule shall be as follows:

Holiday Schedule	2013	2014	2015
New Year’s Day	Tuesday, January 1st	Wednesday, January 1st	Thursday, January 1st

Lincoln’s Birthday
President’s Day	Monday, February 18th	Monday, February 17th	Monday, February 16th
Good Friday		Friday, April 18th	Friday, April 3rd
Memorial Day	Monday, May 27th	Monday, May 26th	Monday, May 25th
Independence Day	Thursday, July 4th	Friday, July 4th	Friday, July 3rd
Day After Independence Day	Friday, July 5th
Labor Day	Monday, September 2nd	Monday, September 1st	Monday, September 7th
Columbus Day	Monday, October 14th	Monday, October 13th	Monday, October 12th
Veterans Day	Monday, November 11th	Tuesday, November 11th	Wednesday, November 11th
Thanksgiving	Thursday, November 28th	Thursday, November 27th	Thursday, November 26th
Day after Thanksgiving	Friday, November 29th	Friday, November 28th	Friday, November 27th
Christmas Eve	Tuesday, December 24th	Wednesday, December 24th	Thursday, December 24th
Christmas Day	Wednesday, December 25th	Thursday, December 25th	Friday, December 25th

Employees shall be paid for such holidays without working, at the Employee’s then regular hourly rate for eight (8) hours, provided that the Employee works his regular shift of work days immediately preceding and following the holiday unless prevented from working because, within one (1) month immediately preceding the holiday date, he was either bona fide ill or laid off.  An Employee shall not lose his holiday pay if on such work days preceding and following the holiday he loses work not exceeding a total of three (3) hours spread over both days, provided that his loss of work is not arbitrary, or without justifiable cause or is in accordance with his regular working practices. Holidays shall be included, in determining hours worked for overtime purposes.  If a holiday occurs within any Employee’s vacation period, his vacation shall be extended one (1) day.

In the event that Federal or State legislation replaces one (1) or more of these holidays with another calendar day, then such other day or days shall become the holiday under this Article, in place of and not in addition to the superseded holiday date.

The Company shall allow Employees to depart from work at 11:30 a.m. on Christmas Eve and New Year’s Eve.  Each Employee who has worked the full four (4) hours (i.e. 7:30 — 11:30) prior to such early departure shall receive four (4) hours additional pay at said Employee’s average hourly pay for each of these days.  Saturday holidays will be celebrated on the Friday prior to the holiday.  Sunday holidays will be celebrated on the Monday after.  Christmas Eve and New Year’s Eve will be the last work day before the holiday.

ARTICLE 20.

VACATION AND CHRISTMAS BONUSES

A.            Vacation.

1.     For purposes of vacation pay calculations, June 1 is used as the cutoff date.  All Employees will receive vacation pay in accordance with the schedule below.  All hours paid as vacation pay shall be computed, at the Employee’s posted average hourly rate then in effect.

	DAYS WORKED
Service as of June 1	Less than 80 days	80 thru 159 days	160 days and over
0-6 months	0	0	0
6 mos. to 1 year	0	40 hrs.	40 hrs.
1 year thru 5 years	0	40 hrs.	80 hrs.
5 years thru 14 years	0	60 hrs.	120 hrs.
15 years and over	0	80 hrs.	160 hrs.
20 years and over *	0	100 hrs.	200 hrs.

* Note: Only Employees employed as of December 31, 2009 are eligible for 200 hours of vacation.

In determining whether an Employee qualifies for twenty (20) years employment he shall be entitled to credit only for calendar years in which he actually worked for the Company at least one hundred and sixty (160) days.

2.     For the purpose of determining worked days as provided in this section, bona fide days of illness and layoff (in the aggregate not exceeding twenty-five (25) days towards the eighty (80) day minimum and forty-five (45) days towards the 160 day minimum) as well as days off for vacation and holiday shall be deemed Working Days.

3.     The Company has the option of shutting its plant for a two week or three week vacation period during the months of July and August.  Employees must use available vacation time during this period.  The Employees may request to be paid any additional vacation time owed at this time as well (if an employee has 5 weeks of vacation time available, they may elect to get paid for the 5 weeks during the 3 week shutdown period). The Company will continue its practice of allowing for additional vacation due those Employees, pursuant to the eligibility requirements above, outside such vacation period, but within the vacation year.  The Company, when given reasonable advance notice, will not unreasonably deny requests of Employees for the taking of the additional vacation at a desired time.  To this end the Union and Company shall make reasonable efforts to assist each other in effecting this clause.  The Company’s production needs will not be impeded and due consideration will be given to the Employees’ individual needs.  If there is more than one request in the same Department for the same time period seniority will prevail.  If the Company has work, an Employee with four (4) or five (5) weeks of vacation eligibility, may choose to work and be paid for such vacation time, in lieu of actual time off, and also receive regular compensation for work performed during this period, payment for such vacation time to be effected on June 1.  If the Company shuts down its plant for a two-week or three-week period the Company will notify the Union of the date at least thirty (30) days in advance.

4.     Vacations shall be prorated for Employees who have at least one (1) full year of service as of June 1 of any year, and whose employment is terminated.  Such pay to be prorated on the basis of 1/240th of the Employee’s vacation entitlement for each day worked as that term is described in Subsection C. below.

B.            Christmas Bonus

All Employees continuously employed by the Company (i) for at least six (6) months but less than one (1) year immediately preceding December 1st of each year of the term hereof, shall receive twelve (12) hours, or (ii) those so employed by the Company for one (1) year or more shall receive a sixteen (16) hour  Christmas bonus in each of the first two [2] years ,and twenty four hour bonus in the final year of this agreement.  The bonus shall be computed at the Employee’s hourly rate then in effect. Employees must have  worked for the Company for eighty (80) working days in case (i) and for one hundred and sixty (160)  working days in case (ii) in the twelve (12) months immediately preceding December 1st .  Such bonus shall be paid in the second pay check in December.

C.            Absences

Absences shall not be deemed “work”, hereunder, except as provided in Article 20 Section A-2.  If any Employee works any part of a day, he shall be entitled to a full day’s credit for work in computing vacation and Christmas bonus days worked provided that there is justifiable and reasonable cause for not working the balance of the day.  Further, all time lost due to injury on the job (which qualifies as a workers’ compensation injury) shall be counted toward vacations and Christmas bonus.

D.            Layoffs

If the aggregate general layoff of an entire department or plant shall exceed forty (40) days, then as to each Employee affected by such layoff, there shall be included all paid holidays to each such Employee so entitled during the term as actual working days in computing vacation and Christmas bonus days worked thereunder.

ARTICLE 21.

ELIMINATION OR CHANGE IN OPERATIONS

A.            The parties recognize the general principle between them that job security of employees is important and they will mutually cooperate where possible to maintain job security.  The parties also recognize that the Company must maintain the right to change, modify, discontinue or eliminate any operations, processes or procedures, or processors or purchase parts for legitimate business reasons.  Therefore, it is agreed the Company, subject to compliance with this Article and Agreement, has the right for legitimate business reasons to change, modify, discontinue or eliminate operations, processes or procedures, purchase parts and supplies and subcontract operations, processor or procedures, in whole or in part (collectively “Change of Operations”).

B.            If the Company intends to Change Operations, the Company will give the Union reasonable advance notice of its intent to Change Operations.  If requested, the Company will meet with the Union to discuss its intended action.  In any such discussion, the Company shall present and explain the business reason why it needs to take the intended action, and the Union may respond on the merits including the suggestion of any alternative action consistent with the Company’s needs.  The Company will consider such suggestion before making the final decision.

C.            If the Company institutes a Change of Operations, Trial Periods for both new Employees and current employees who may be hired or transferred to perform a new operation that results from the change shall be thirty (30) days.  Permanent transfers due to a Change of Operations shall be with the Employee’s consent.  In temporary transfers, seniority shall neither be acquired nor affected.  All transferred employees who may return to their former job or department shall revert to their prior seniority, if any, in other departments.  Any layoffs that may be required will be made pursuant to the Agreement and Article 16.

D.            In the event that an Employee will be permanently displaced from his current job because of a Change of Operations, the Company will make reasonable efforts to find him another available job for which he is qualified within the Plant, including returning him to a prior position which he may have held.  His rate for such job will be the rate commonly associated with the job.  If no available job exists, the Company may lay the employee off in accordance with Articles 16 and 27.  Any disputes under Article 21 shall be subject to the grievance and arbitration provisions set forth in Article 17.

ARTICLE 22.

TERMINATION OF EMPLOYMENT

An Employee shall be deemed terminated in any of the following events:  (i) discharges for cause, (ii) voluntary quitting, (iii) in the case of temporary Employees with less than three (3) months service, when laid off, (iv) when an Employee has been laid off for more than twelve (12) months unless the Employee has at least seven (7) years service in which case employment will be terminated when the Employee has been laid off more than twenty four (24) months, (v) in the case of any Employee, temporary or permanent, if he fails to report back within three (3) days after being recalled for work, unless such failure is due to a bona fide excuse preventing his return.  Other employment shall be no excuse under any circumstances.  Layoff of permanent Employees shall not, except as provided above, affect their right of re-employment.  Every employee absent from work for three (3) or more consecutive work days shall cause the Company to be notified of the cause thereof, or be subject to termination.

ARTICLE 23.

LEAVES OF ABSENCE

Employees while on leave are not deemed laid off and retain all seniority rights but acquire no benefits.  The business agent shall be deemed on leave during the term of his office or this Agreement, whichever is shorter.  No leave shall be longer than six (6) months.

Employees must be employed for more than sixty (60) days to be eligible for a medical leave of absence.  Employment will be terminated when an Employee is on a medical leave (including Worker’s Compensation) for more than twelve (12) months unless the Employee has at least seven (7) years service in which case employment will be terminated when the Employee has been on a medical leave more than twenty four (24) months.

During any periods, no more than ten percent (10%) of the Company’s key Employees or of any department or of the entire plant personnel shall be on leave.  All applications for leave must be in writing, submitted to the Company at least sixty (60) days before the proposed date of departure and the Employee shall receive written notice of approval or disapproval at least (30) days before such date of departure.  No leaves shall be retroactive.

All applications for leave will be reviewed by the Company.   Consideration will be given first to the need for production in the applicant’s department and the effect of his leave on other departments.  Consideration will be next given to the applicant’s length of service, reason for the leave and his record of prior leaves of absences.

ARTICLE 24.

CALL-IN PAY

Employees who are requested to report for work and do so on time are guaranteed a minimum of four (4) hour’s work or pay in any day.

ARTICLE 25.

INSURANCE

During the term hereof, the Company shall pay a contribution of the United Furniture Workers’ Insurance Fund on or before the fifteenth day of each month for each Employee covered herein as may be covered under such Fund who was an Active Employee during the previous month.  The rate of contributions per Employee shall be as follows:

Effective for the month of January 2013(payable February 15, 2013) $ 959.00 per month *
Effective for the month of January 2014 (payable February 15, 2014) $1047.00 per month
Effective for the month of January 2015 (payable February 15, 2015) $1144.00 per month **

* This rate of contribution shall be paid retroactively to January 1, 2013.

** Effective January 1, 2015, there shall be an employee contribution of $14.00 per month.

An “Active Employee” is any Employee who has received pay for actual work performed at any time during the month (including Employees on vacation or sick days paid by the Company but excluding Employees on lay-off or leave of absence).

Such Insurance Fund shall be a trust fund for the sole benefit of the Employees of the Company and of other companies which similarly contribute to said Fund, for the purchase, or provision by self insurance, of group Life Insurance, Group Accident, Death and Dismemberment Insurance, Group Accident and Health Insurance, Hospitalization Insurance and Group Surgical Insurance as the Fund’s Trustees determine to provide.

To the extent that in the manner above mentioned, the Company joins with other companies in the Furniture, Bedding and Piano Industries, who have made or may make contracts containing provisions similar to those set forth in this section, in maintaining the said Fund, it being understood, however, that the Fund will be held and managed by Trustees thereof under the terms and provisions of a Declaration of Trust or Trust Agreement to which the Trustees of the Fund are parties.  It is further understood and agreed that the Company shall be under no obligation to see to the application of monies paid to the Trustees pursuant to this paragraph for the purposes and use above-mentioned.

The Company agrees to furnish to the Union and to the Fund above named, records of Employees hired, classifications of Employees, names, social security numbers and wages paid.

The Union represents that said trust fund is exempt from the restrictions contained in Section 302(c) of the Labor Management Relations Act of 1947 and that said fund shall at all times continue to be a Fund conforming with and entitling the Company to exemption under the New York Disability Benefits Law.

ARTICLE 26.

PENSIONS

Subject to the provisions below, the Company shall contribute to the United Furniture Workers’ Pension Fund A a sum equal to but not exceeding the following percentages of its previous month’s payroll for such Employees covered herein as may be covered under such fund:

Effective January 1, 2013 — 7.15% *
Effective January 1, 2014 — 7.55%
Effective January 1, 2015 - 7.96%

*  This increase on the contribution rate shall be paid retroactively to January 1, 2013, to the extent that Company has not already paid the increase.

Said Fund shall continue to be subject to the following conditions:

A.            Said Fund shall be a plan entitling the employer to a tax deduction as an ordinary expense under the tax laws for any contributions made by it to said Fund certified by the Commissioner of Internal Revenue as tax deductible under Section 162 of the Internal Revenue Code.

B.            During any period that piano work is frozen by Government order or authority, the Company’s contribution to said Fund shall be made only as to Employees who had previously been engaged in piano work and who continue to work for the Company during the period of such freeze, and shall not be required to be made as to any other Employees.

C.            During the period a new foreman retains his full seniority status as described in Article 13(D), pension contributions for him will be held in reserve.  If after such period, the foreman continues in such capacity, he may apply for the “Withdrawal Benefit” provided under Section IV D(1) of the United Furniture Worker’s Pension Plan A.  However, if the foreman returns to his prior position, the reserve will be transferred to the United Furniture Worker’s Pension Plan A.  No other adjustments will be made in favor of the United Furniture Worker’s Plan A., either at the time of promotion to foreman or in the event of demotion after the one (1) year temporary period.

D.            All provisions of this Article 26 shall be subject to the agreement, as amended, made June 25, 1974 between the Trustees of the United Furniture Worker’s Pension Plan A and the Trustees of the Steinway & Sons Pension Fund, the United Piano Workers, Local 81102 of the United Furniture Workers of America, AFL-CIO and Steinway & Sons.

ARTICLE 27.

LAYOFF

A general layoff of an entire department or plant shall be upon at least one (1) calendar week’s notice to the Union, except in cases of an Act of God or public enemy, emergency, contract cancellation, government priorities, strike, fire, epidemic, floods or any causes, similar or dissimilar to the foregoing, not within the Company’s control.  In the event of a general lay-off exceeding six (6) consecutive calendar weeks, such Employees so laid off shall at the end of the sixth (6th) consecutive week of their layoff, unless theretofore terminated as provided in Article 22, be paid forty (40) hours regular straight time computed at their average hourly earnings at the date of layoff.

If the Company shall find it necessary to lay off any Employees for any reason other than lack of work, the Company will give the Union at least five (5) business day’s notice before the lay-off, including the names, positions and seniority dates of the Employees to be laid-off.  If requested, the Company will meet with the Union to discuss its intended action.  In any such discussion the Company shall explain the reason why it needs to take any proposed action and the Union may respond on the merits including the suggestion of any alternative action consistent with the Company’s needs.  The Company will consider and respond to such suggestions prior to implementing any lay-off.

In the event the Union and the Company cannot agree that the Company had a legitimate business reason for a lay-off or that the Company identified the proper Employees to be laid-off, the Union retains the right to submit the question to binding arbitration.

If an Employee has been laid off, the work performed by that Employee may not be performed by persons from another category, department or operation for more than two [2] days per week without the Union’s consent.

The Company shall notify the Union before assigning overtime to any Employee in the category or operation previously occupied by a laid-off Employee.  The Company shall not use overtime to avoid the recall of a laid-off Employee.

ARTICLE 28.

SHOP STEWARD

a.              The Shop Steward may leave his work station for the purpose of handling grievances which require immediate attention by way of investigation and/or adjustment during working hours.  It is agreed by the Union that such time off work shall be devoted to the prompt handling of legitimate grievances and that such practice will not be abused and that the Shop Steward will continue to work at his assigned job except when requested to leave their work for the handling of grievances as provided herein.

b.              The Shop Steward shall notify his supervisor when it becomes necessary for them to leave his work station for the purpose of handling a grievance and shall notify supervisor as soon as possible in the departments and/or work areas, other than their own, in which it becomes necessary to handle grievances, that they are there for the propose of handling such grievances and shall notify their supervisor upon return to their own work station.

c.               The Shop Steward for the Long Island City Factory will be compensated by the Company for the time spent away from their work station for the purpose of handling grievances up to 16 hours per month.  The Shop Steward for the retail Showroom will be compensated up to 6 hours per month for such time.  Time spent in direct consultation with Company Officials shall be paid and not counted against the allotted 16 hours.

d.              Anytime spent on administrative union work during regular working hours (i.e. photocopying documents for employees, questions concerning payroll, benefits and other personal requests on behalf of other Union members and other items deemed outside processing grievances) will result in the reduction of the hours paid for such time.  The Company will allow the Shop Steward up to 16 hours per month for processing grievances.  The Shop Steward must notify the foreman of all time spent on processing grievances.

ARTICLE 29.

WAR WORK

If, the Company shall become engaged in war work, Employees engaged in such work (i.e., other than regular piano work) shall not be entitled to or acquire any of the seniority benefits of this Agreement, it being the intention of the parties that Employees acquire seniority only to the extent employed on piano work.

ARTICLE 30.

JURY DUTY PAY

A.                                    Regular Employees who have completed one (1) year of continuous service with the Company whose absence from work is necessitated by service as a juror, shall receive jury duty pay based upon the difference between the compensation said Employee received for his services as a juror and his average hourly pay effective at the time of such service.  Jury duty pay shall be paid only for days on which the Employee would otherwise have worked his regularly scheduled workday.  In no case shall jury pay be paid for more than ten (10) days in each contract year.

B.                                    In order to be eligible for jury duty pay, an Employee who is summoned for jury duty must immediately present such summons to his supervisors and the Employee must provide the Company with a statement signed by an official of the court certifying as to the Employee’s service as a juror of reporting for jury duty, the date or dates of such service, and the compensation paid him therefore.

ARTICLE 31.

BEREAVEMENT PAY

In the event that the spouse, child, parent, brother or sister, stepmother, stepfather, stepsister, or stepbrother of an Employee shall die, such Employee shall be entitled to three (3) days bereavement pay at the regular hourly rate for eight (8) hours per day, provided that the time is actually taken off.  The Company reserves the right to require proof of death.

ARTICLE 32.

SICK LEAVE

A.                                    On the first anniversary of their employment with the Company, each Employee shall be entitled to two (2) paid sick days (eight (8) hours at the regular hourly rate) in the event of sickness on the second anniversary of their employment with the Company, each Employee shall be entitled to three (3) additional paid sick days in the event of sickness.  On January 1, Employees shall be entitled to five (5) paid sick days in the event of sickness.  Sick days shall be noncumulative and if not taken in any one (1) contract year shall be paid on the first pay period following the close of that contract year.  Notwithstanding the prior sentence, Employees in the employ of the Company for a period of one (1) year who do not use their two (2) sick days may accumulate those days and use them in the following year.  Employees will be paid their sick day entitlement for the first 2, 3, or 5 absences in the contract year.  Sick days taken pursuant to this Article will not be used against Employees for disciplinary reasons.  Notwithstanding the foregoing, the Company and the Employee may agree on the Employee’s use of sick time for reasons other than sickness, including shutdown periods if vacation time is not available.

ARTICLE 33.

MISCELLANEOUS

A.                                    The Company shall not move its plant outside the five boroughs of New York City.

B.                                    Any authorized Union representative may, at any reasonable time during business hours, enter the Company’s premises by way of the office, provided there is no Union organization or activity on Company time or property.  Union Officials must sign in and notify a Company Officer when visiting the factory.

C.                                    Except as specifically set forth in this Agreement or in the Company’s reasonable discretion from time-to-time hereunder, the present general practices and conditions of employment shall continue.

D.                                    The masculine gender herein shall apply to females wherever the context permits.

E.                                     This Agreement shall be binding upon and inure to the benefit of the respective parties, their successors and assigns.

F.                                      Supervisory/Foreman and managerial personnel shall not perform standard production work covered by the classifications of this Agreement that would replace an employee who is available and qualified to perform such work.  Supervisory/Foreman and Managerial personnel may perform such work required for a reasonable duration in the event of the following:

1.  Qualified employees are not available

2.  Emergencies

3.  Instruction or training

4.  Necessary experimental, development and research work needed.

5.  Prototyping custom pianos or non-piano production

G.                                    This Agreement shall be at all times subject to the laws, rules, regulations, orders and edicts, State and Federal, including national emergency and Priority orders and rulings, now or hereafter enacted or promulgated, and it shall not be a breach if either party is thereby prevented from performance hereof, in whole or part.

H.                                   This Agreement contains the entire understanding between the parties and shall not be waived or in any respect changed, except in a writing signed by both parties.  All oral waivers, representing and changes are hereby expressly renounced and excluded.

I.                                        Employees required to use their automobiles for Company business will be reimbursed at the appropriate rate per mile authorized by the Internal Revenue Service.

J.                                        Those Employees who are required to wear safety shoes will be reimbursed up to $75 per year by the Company for the purchase of a pair of safety shoes.

K.                                   The Company will provide each Employee, at a provider of the Company’s choice, an annual eye exam and a single pair of safety glasses at no cost to the Employee.

ARTICLE 34

LEAVES OF ABSENCE FOR UNION BUSINESS

The Company agrees to consider the granting of necessary and reasonable time off without discrimination or loss of seniority rights and without pay to any employee designated by the Union to attend a labor convention or serve in any capacity on other official Union business.  It is agreed that the Company will be given written notice of the length of time off and number of employees as soon as the time is known, but no less than 48 hours notice will be given to the Company.  The Union agrees that in making its request for time off for Union activities, due consideration shall be given to the number of employees affected in order that there shall be no disruption of the Company’s operations.  Emergency leave requests at any time of the work day will be considered on a case by case basis.

ARTICLE 35

DISTRIBUTION OF OVERTIME

A. The Company retains the right to assign overtime to employees who, in its opinion, have the skill and ability to perform the required work.  Consistent with this standard and otherwise subject to the operational needs of the Company, the Company will agree to offer general overtime on a rotational basis.  It is also agreed that the opportunity for all overtime work will be distributed fairly and equitably over a reasonable period of time among all categories of operation employees, starting with senior employees who normally perform such work.  The Company agrees to make overtime records available to the Union from time to time.

B.            No overtime premiums shall be duplicated for any hour; however, the higher premium applicable to any hour shall be payable.

C.            The Company may at any time reasonably require any Employee to work overtime.  Any Employee with a reasonable, bona fide excuse preventing working overtime shall not be required to work such overtime and due consideration will be given to individual Employee’s needs.  The Union and Company shall make reasonable efforts to assist each other in effecting the intent that the Company’s production should not be unreasonably impeded

ARTICLE 36

MANAGEMENT RIGHTS

Subject only to the expressed provisions of this Agreement, the Union recognizes that the successful and efficient operation of the business is the responsibility of the Employer and Company and that the management of the plant and the direction of the working forces, including but not limited to, the right to plan, direct and control plant operation, and the right to introduce new or improved production methods or equipment is vested exclusively in the Company.

ARTICLE 37

TERMINATION AND RENEWAL

This Agreement shall remain in full force and effect for the period from the date hereof until December 31, 2015.  Not less than sixty (60) days prior to the expiration of this Agreement, either party desiring terminations or modifications thereof shall make known its demands in writing to the other party, and if neither party shall give such notice, this Agreement shall continue in full force and effect for the period of one (1) additional year, and similarly, from year to year thereafter.  If either party shall give such notice, then negotiations shall commence forthwith.  Only matters set forth in such demands shall be considered in negotiations.  This Agreement, including the wage provisions thereof, is not subject to reopening, change or modification during the term, for any cause whatsoever unless the parties hereto agree otherwise.

IN WITNESS THEREOF, the parties hereto have caused these presents to be signed by their respective duly authorized officers as of the day and year first above written.

STEINWAY, INC.

By:	/s/ Ronald Losby
Ronald Losby
President

Local 81102 F.W.
I.U.E.- C.W.A., AFL-CIO

By:	/s/ Rohannarain Somarain
Rohannarain Somarain
President

APPENDIX I.

APPENDIX I

FACTORY RULES AND REGULATIONS

1.             This is a Union Shop, and your attention is drawn to our Union agreement which is available in printed form, and is binding on the Company, the Employees and the Union.

2.             The regular working time is eight (8) hours daily, from 7:30 a.m. to 4:15 p.m. with three-quarters of an hour for lunch between 12:00 Noon and 12:45 p.m.  Everyone is expected to start work promptly and to remain at their work until quitting time; five (5) minutes is allowed for washing and dressing, both before lunch and at the end of the day, indicating by blowing the whistle.  Factory gates will be opened thirty (30) minutes before starting time and closed twenty (20) minutes after quitting time.  Employees are allowed a 7 minute grace period at the start of each day.  Any clock-in-time after that will defer to the next quarter hour for pay purposes (i.e. a clock-in-time of 7:38 a.m. defaults to 7:45 a.m.).  Any clock-in-time after 7:30 a.m. will be considered for disciplinary actions.

3.             Every Employee must log in at assigned time clock or department when arriving and when leaving the Factory.  It is forbidden to log someone else’s time for him.

4.             It is the duty of every person employed in this establishment to carry out and complete the work assigned to him with care and diligence and without interruption during regular work hours.

5.             Employees are prohibited from visiting other departments than those in which they are employed for the purpose of talking with others during working hours, except in discharge of their proper duties.

6.             It is forbidden to threaten or molest other workmen, or to detain them in any manner from their work, to quarrel with them, or to indulge in loud or boisterous language.  Radios should be kept tuned down so as not to interfere with other workers.  The use of headphone radios, tape players, cellular phones or similar devices is strictly prohibited on the shop floor during work hours.

7.             Workmen fighting (or involved in an altercation) in the Factory, or in the immediate vicinity of the Factory during work hours, will be discharged at once.

8.             Safety is important to all of us, and we expect everyone to avoid injury, and to report promptly to the foreman any unsafe condition that could cause an accident.

9.             Any accident, no matter how minor it may seem, must be immediately reported to the foreman.

10.          It is a basic condition of employment that each Employee work the full scheduled time for his operation each day.  If an unforeseen illness or emergency should prevent anyone from working, the Company must be promptly notified for the reason.

11.          Every workman must clean up his working place daily, and sweep all dirt and shavings from under and at least two (2) feet around his bench, and shut the window, turn out lights, and shut off all utilities, power, or equipment under his control before leaving the shop.

12.          Workmen must allow the doorkeeper, on request, to inspect the contents of bundles, packages, etc. that they may carry in or out of the factory.

13.          Smoking, drinking intoxicating liquor, or use of controlled or illegal substances and gambling are absolutely prohibited in the factory.

14.          No one is permitted to do work for himself of others in the factory, unless authorized by the foreman.

15.          The Company phones are not to be used for personal business.  In the event of emergency, you can be reached through our switchboard.  It is not permitted to use personal electronic devices in the factory to take pictures, record or show video and audio tape conversation without the consent of the foreman or Company.  The use of Bluetooth type devices is not permitted during work time and in work areas.

16.          It is prohibited to call or hold meetings in any part of the establishment, or to distribute or put up any placards, posters, or circulate lists, or make collection for any purpose whatsoever, without authorization.

17.          No visitors of any kind are permitted in the factory without authorization from the office.

18.          Employees who engage in violent criminal activities outside the plant whose continued employment will pose a serious and imminent threat to the health, safety and welfare of other Employees may be terminated.

19.          These rules and regulations must be observed by every Employee, and any breach will be cause for disciplinary action, subject to the grievance procedure in our Union contract.

20.          It is absolutely prohibited to bring firearms or other weapons into the workplace.  Employees who do so will be discharged at once.

21.          The Company reserves the right to remove (or request removal) of posters, banners or other materials which depict images or convey sentiments which are inappropriate or offensive.  (This right does not extend to notices posted by the Union.)

22.          The Company shall provide bulletin board space upon which notices concerning the official Union business may be posted or otherwise as the Union may direct.

Sections
Bereavement Pay	31
Call-In Pay	24
Change of Operations	12, 21
Check-off	3
Christmas Bonus	20B
Covered Employees	1
Discharge	8, 22
Division of Work	16
Employee	1
Foreman	13D, 14, 26C, 28D, 33F
General Lay-off	27
Grievance Procedure	4D, 17
Health	5, 9, 25
Hiring	2E, F
Hiring Rates	11B
Holidays	19
Hourly Rates	11B, 12
Hours of Work	10
Injured and Aged Employees	9
Instructors	14
Insurance	25
Jury Duty Pay	30
Layoff and Recall	16, 27
Leave of Absence	18, 23
Leaves of Absence for Union Business	34
Lockout	4
Management Rights	36
New Operations & Methods Changes	12, 21
Overtime	10C, 35
Pension	26
Safety	5
Seniority	13, 16
Shop Steward	28
Shop Rules	6
Sick Leave	32
Strikes	4
Terminations	8, 22
Termination and Renewal	37
Transfers	13
Trial Period	7
Union Activities	3, 33B
Union President	16, 17, 33B
Union Security	2
Vacations	20
Veterans	18
Wages	11
Work Records	15
Work & Seniority	16
Workweek	16

Notes